Exhibit 99.01
Michael D. Braun (167416)
BRAUN LAW GROUP, P.C.
12400 Wilshire Boulevard, Suite 920
Los Angeles, CA 90025
Tel:     (310) 442-7755
Fax:     (310) 442-7756
E-mail: service@braunlawgroup.com
Marc M. Umeda (197847)
ROBBINS UMEDA & FINK, LLP
610 West Ash Street, Suite 1800
San Diego, CA 92101
Tel:     (619) 525-3990
Fax:     (619) 525-3991
E-mail: MUmeda@ruflaw.com
Co-Lead Counsel for Plaintiffs
[Additional Counsel Listed on
Signature Page]
SUPERIOR COURT OF THE STATE OF CALIFORNIA
FOR THE COUNTY OF ALAMEDA

IN RE LEXAR MEDIA, INC. SHAREHOLDER	)	LEAD CASE NO.: RG06259118
LITIGATION	)
	)	CLASS ACTION

)
This Document Relates To:	)	FIRST AMENDED CONSOLIDATED
	)	CLASS ACTION COMPLAINT
ALL ACTIONS	)
	)	JURY TRIAL DEMANDED

Assigned to: Hon. Robert Freedman
Dept.: 20
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     Plaintiffs allege upon personal knowledge as to themselves and their own acts, and upon information and belief, based on the investigation of counsel, as to all other matters as follows:
NATURE OF THE ACTION
     1. This is a shareholder class action brought by Plaintiffs on behalf of the holders of Lexar Media Inc. (“Lexar” or the “Company”) common stock against Lexar, its directors and certain officers to enjoin Defendants from completing the Merger of Lexar by Micron Technology Inc. (“Micron”) pursuant to a grossly inadequate process without the disclosure of all material information and for inadequate consideration (the “Proposed Merger”).
     2. On March 8, 2006, Lexar and Micron announced a definitive agreement in which Micron would acquire Lexar in a stock-for-stock Merger. Under the terms of the Proposed Merger, each outstanding common share of Lexar will receive 0.5625 shares of Micron stock. If the Proposed Merger is consummated, Lexar’s officers and directors will receive a windfall in the form of severance or retention payments, in addition to the millions of dollars they will reap from the immediate vesting of their unvested stock options — all to the detriment of the Company’s public shareholders.
     3. On the day it was announced, the deal was worth approximately $680 million and valued Lexar shares at $8.43 each, based on the closing price of $14.98 for Micron stock on March 7, 2006. In response to the proposed Merger, the price of Lexar shares rose more than 25% to close at $8.88 on March 8, 2006, more than $0.40 per share above the deal price. Indeed, after trading began on March 9, 2006, Lexar shares continued to climb reaching a high of $10.03 on May 5, 2006. Micron’s offer, which provided a modest premium to Lexar stockholders on March 8th, is now far below the trading price of Lexar common shares — a clear indication of the insufficiency of Micron’s offer.
     4. In addition to the stockholders that filed this consolidated action, at least two other large investors, controlling nearly 13% of Lexar’s outstanding shares, have voiced extreme opposition to the Proposed Merger claiming, inter alia, that the purchase price is too low.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     5. On May 2, 2006, Micron’s Registration Statement on Form S-4 was declared effective by the U.S. Securities and Exchange Commission. The Registration Statement contained a proxy statement and prospectus (the “Proxy”), was signed by representatives of Micron and was mailed to Lexar shareholders shortly thereafter. The Proxy and accompanying materials contain material misrepresentations and omissions that render it defective and make a fully informed vote on this transaction impossible.
     6. By attempting to sell Lexar at an unfair price and improperly omitting or misrepresenting material information in the Proxy, each of the Defendants are breaching and/or aiding other Defendants’ breaches of their fiduciary duties of care, candor, loyalty, independence, good faith and fair dealing.
JURISDICTION
     7. This court has jurisdiction over the subject matter of this action pursuant to the California Constitution, Article VI, Section 10, because this case is an action not given by statute to other trial courts.
     8. This Court has jurisdiction over each of the Defendants in this action because they conduct business in, reside in or are citizens of California.
     9. Venue is proper in that the Company’s principal place of business is in this county, and Defendants’ wrongful acts arose in this county.
PARTIES
     10. Plaintiff Suzanne Greenan owned shares of Lexar common stock at all relevant times and continues to own such shares.
     11. Plaintiff Daniel Davies owned shares of Lexar common stock at all relevant times and continues to own such shares.
     12. Plaintiff Jane Bain owned shares of Lexar common stock at all relevant times and continues to own such shares.
     13. Plaintiff Norman Ember owned shares of Lexar common stock at all relevant times and continues to own such shares.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     14. Defendant Lexar is a Delaware corporation that maintains its principal place of business at 47300 Bayside Parkway, Fremont, California 94538. Lexar engages in the design, development, manufacture, and marketing of digital media and other flash based storage products for consumer markets. Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The Company reported $852.7 million in fiscal 2005 sales and is one of the world’s leading flash memory retailers, with high-profile accounts with the companies such as Wal-Mart, BestBuy and Kodak. The company currently holds over 94 issued or allowed controller and system patents, and licenses its technology to a wide variety of companies.
     15. Defendant Eric Stang (“Stang”) is the Chairman of the Board of Directors, Chief Executive Officer and President of Lexar, positions that he has occupied since 2003, 2001 and 2000, respectively. If the Proposed Merger is consummated, Stang will receive a $260,000 cash bonus, and if his employment is terminated following the Merger, he will receive his base salary, medical and life insurance benefits for fifteen months, he will also receive his annual target bonus of 50% of his salary. Additionally, 100% of his 2,238, 043 stock options will immediately vest, providing him with an undisclosed windfall.
     16. Defendant Petro Estakhri (“Estakhri”) is the Chief Technology Officer of Lexar and a member of the board of directors. Estakhri has been a director of the Company since August 1997 and was the Chairman of the Board from then to July 2001. If the Proposed Merger is consummated, Estakhri will receive a $325,000 cash bonus, and if his employment is terminated following the Merger, he will receive his base salary for fifteen months and his medical and life insurance benefits for twelve months, he will also receive his annual target bonus of 50% of his salary. Additionally, 100% of his 3,700,000 stock options will immediately vest, providing him with an undisclosed windfall.
     17. Defendant William T. Dodds (“Dodds”) has been a member of Lexar’s Board of Directors since February 1998. If the Proposed Merger is consummated, Dodds will receive $844,250 from the cancellation of his 200,000 stock options.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     18. Defendant Robert C. Hinckley (“Hinckley”) has been a member of Lexar’s Board of Directors since April 2003. If the Proposed Merger is consummated, Hinckley will receive $301,000 from the cancellation of his 100,000 stock options.
     19. Defendant Brian D. Jacobs (“Jacobs”) has been a member of Lexar’s Board of Directors since February 1998. If the Proposed Merger is consummated, Jacobs will receive $441,750 from the cancellation of his 146,000 stock options.
     20. Defendant Charles Levine (“Levine”) has been a member of Lexar’s Board of Directors since June 2004. If the Proposed Merger is consummated, Levine will receive $83,000 from the cancellation of his 75,000 stock options.
     21. Defendant Mary Tripsas (“Tripsas”) has been a member of Lexar’s Board of Directors since April 2003. If the Proposed Merger is consummated, Tripsas will receive $301,000 from the cancellation of his 100,000 stock options.
     22. Defendant Micron Technology, Inc. (“Micron”) is a Delaware corporation and engages in the manufacture and marketing of semiconductor devices worldwide. Its products include a series of dynamic random access memory products, which provide data storage and retrieval. The company also offers NAND flash memory products, which are electrically rewriteable, nonvolatile semiconductor devices that retain memory content when power is turned off; and complementary metal oxide semiconductor image sensors that capture and process images into pictures or video for consumer and industrial applications. Micron maintains its principal offices at 8000 S. Federal Way, Boise, Idaho 83716.
     23. Defendants Stang, Estakhri, Dodds, Hinckley, Jacobs, Levine and Tripsas collectively constitute the entirety of Lexar’s board of directors.
     24. The Director Defendants are hereinafter sometimes referred to collectively as the “Individual Defendants” or “Director Defendants.”
DEFENDANTS’ FIDUCIARY DUTIES
     25. By virtue of their positions as directors and/or officers of Lexar and/or their exercise of control and ownership over the business and corporate affairs of Lexar, the Individual Defendants have, and at all relevant times had, the power to control and influence and did control and influence
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

and cause Lexar to engage in the acts complained of herein. Each Individual Defendant owed and owes Lexar and its shareholders fiduciary obligations and were and are required by law to: (1) use their ability to control and manage Lexar in a fair, just and equitable manner; (2) act in furtherance of the best interests of Lexar and its shareholders; (3) act to maximize shareholder value in connection with any change in ownership and control; (4) govern Lexar in such a manner as to heed the expressed views of its public shareholders; (5) refrain from abusing their positions of control; and (6) not favor their own interests or unjustly enriching themselves at the expense of Lexar and its public shareholders.
     26. Each Defendant herein is sued individually and/or as a conspirator and aider and abettor. The Director Defendants are also sued in their capacity as directors of Lexar. The liability of each Defendant arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.
     27. Plaintiffs allege herein that the Individual Defendant, separately and together, in connection with the sale of Lexar, violated the fiduciary duties owed to Plaintiffs and the other public shareholders of Lexar, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiffs or the Class.
     28. Because the Individual Defendant have breached their duties of loyalty, good faith and independence in connection with the sale of Lexar, the burden of proving the inherent or entire fairness of the Merger, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.
CLASS ACTION ALLEGATIONS
     29. Plaintiffs bring this action as a class action pursuant to California Code of Civil Procedure §382 on behalf of all Lexar’s common shareholders. Excluded from the Class are Defendants, members of their immediate families, their heirs and assigns, and those in privity with them.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     30. The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to Plaintiffs, and can be ascertained only through appropriate discovery, Plaintiffs believe there are many thousands of Class members. Lexar has approximately 82,688,092 million shares of common stock outstanding and entitled to vote on the Merger.
     31. Plaintiffs’ claims are typical of the claims of the Class, since Plaintiffs and the other members of the Class have and will sustain damages arising out of Defendants’ breaches of their fiduciary duties. Plaintiffs do not have any interests that are adverse or antagonistic to those of the Class. Plaintiffs will fairly and adequately protect the interests of the Class. Plaintiffs are committed to the vigorous prosecution of this action and have retained counsel competent and experienced in this type of litigation.
     32. There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual class members. The common questions include, inter alia, the following:
          a. whether Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to Plaintiffs and the other members of the Class in connection with the Merger;
          b. whether the Individual Defendant are engaging in self-dealing in connection with the Merger;
          c. whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Lexar;
          d. whether Defendants have breached any of their other fiduciary duties to Plaintiffs and the other members of the Class in connection with the Merger, including the duties of good faith, diligence, candor, honesty and fair dealing;
          e. whether the Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and
          f. whether Plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     33. Plaintiffs are adequate representatives of the Class, have retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.
     34. The prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.
     35. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.
     36. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiffs anticipate no difficulty in the management of this action as a class action.
BACKGROUND
     37. Lexar is the leading manufacturer and marketer of NAND flash memory products, a form of re-writable memory chip that holds its content without the need of a power supply. In 2006, global NAND flash revenue is expected to jump to $16.8 billion from $10.9 billion last year. As reported in Market Watch, March 8, 2006, “the market for [] chips, which use a technology known as NAND flash, is the fastest-growing segment of the semiconductor industry.”
     38. Throughput 2005, Lexar enjoyed outstanding revenue growth and reported net revenues that represented material increases over revenues in comparable quarters the year before.
     39. On October 27, 2005, Lexar reported favorable net revenues of $189.4 million for the third quarter, a 15% increase from the same quarter a year earlier. The Company’s press release issued on that date stated in relevant part:
Mr. Stang continued, “We are heartened by our progress and remain committed to the measures we have previously outlined to improve our operating model and establish a platform for long-term profitable growth, including optimizing our supply chain,
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

improving product mix, and adjusting our marketing and sales strategy. At the same time, we are working to increase our focus on product innovation, international markets, new lower cost opportunities for flash supply and capitalizing on our broad intellectual property position as we begin to look forward to 2006.”
     40. In addition to its retail revenue stream, Lexar currently holds over 94 controller and system patents, and profitably licenses its technology to a wide variety of companies.
     41. Currently, Lexar is involved in several major litigations seeking to enforce rights related to its intellectual property. The outcomes of these actions could yield hundreds of millions of dollars to Lexar. In one litigation, Lexar has successfully sued its former joint venture partners Toshiba Corporation and Toshiba America Electronic Components, Inc. (collectively “Toshiba”) for breach of fiduciary duty and misappropriation of trade secrets. In March 2005, after a six week trial in the Superior Court of Santa Clara County, the jury found Toshiba liable for breach of fiduciary duty and theft of trade secrets and awarded Lexar over $380 million in damages. The jury also awarded Lexar an additional $84 million in punitive damages resulting in a total damage award of $465.4 million.
     42. In December 2005, the court affirmed the jury’s finding that Toshiba had breached its fiduciary duties to, and stole trade secrets from, Lexar and ordered a new trial on damages. In a press release concerning the new damages trial, Lexar stated:
“The Court’s granting of a limited new trial on damages does not impact the jury’s finding that Toshiba Corporation and Toshiba America Electronics Components misappropriated trade secrets from Lexar and each breached their fiduciary duty to Lexar and that the breach was fraudulent, oppressive and malicious,” said Eric Whitaker, executive vice president and general counsel, Lexar. “We are confident that another jury will award us the damages we are entitled to recover.”
     43. Lexar is also actively prosecuting a patent infringement cases against Toshiba (the “Toshiba Patent Litigation”). Lexar’s patent infringement case against Toshiba, on more than ten of its patents, is currently pending in Federal Court. In January 2005, the United States District Court for the Northern District of California issued a claim construction ruling that will have considerable impact on the case as it proceeds toward trial. The ruling arose from a special proceeding required under U.S. patent law called a ‘Markman hearing,’ where both sides present their arguments to the court as to how they believe certain claims at issue in the lawsuit should be interpreted. In the
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

ruling, the Court construed several key terms in Lexar’s favor, rejecting several of Toshiba’s attempts to avoid infringement of Lexar’s patents. Lexar is also actively prosecuting similar patent infringement cases against Fuji, Memtek, PNY, Pretec, and C-One (collectively the “IP Litigations”). If successful, these patent infringement cases could potentially be worth hundreds of millions of dollars to Lexar.
SUBSTANTIVE ALLEGATIONS
     44. On March 8, 2006, Lexar and Micron announced that they had entered into a definitive Merger agreement pursuant to which Micron would acquire Lexar in a stock-for-stock Merger. Under terms of the agreement, each outstanding common share of Lexar will be exchanged for 0.5625 shares of Micron stock.
     45. At the time the Merger was announced, the transaction was worth approximately $680 million and each Lexar share was valued at $8.43, based on the $14.98 closing price of Micron stock on March 7, 2006. In response to the proposed transaction, the price of Lexar shares rose more than 25% to close at $8.88 the next day, more than $0.40 per share above the Merger price. Lexar shares continued to climb reaching a high of $10.03 on May 5, 2006. Micron’s offer, which provided a modest premium to Lexar stockholders on March 8th, is now far below the trading price of Lexar common shares. The market’s reaction is a clear indication of the insufficiency of Micron’s offer.
     46. The proposed transaction is widely regarded as being highly favorable and accretive for Micron. Lexar is the leading manufacturer and marketer of NAND flash memory products. NAND flash is a hot commodity due to its use in a multitude of portable electronic devices. It has become the preferred flash memory due to its high density, low cost, fast write times, and long rewrite life expectancy with demand skyrocketing as consumer electronic devices increase capacity. The market for chips using NAND flash technology is the fastest-growing segment of the semiconductor industry. According to the March 9, 2006 issue of Consumer Electronics Daily,
The acquisition “will strengthen Micron’s position in the NAND flash business and enable the company to deliver innovative NAND flash solutions from design, development and manufacturing to marketing and sales of products to worldwide consumers and device manufacturers,” it said. The merger was “designed to combine Micron’s technology and manufacturing leadership in NAND flash memory with
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

Lexar’s leadership in NAND controller and system design technology, brand recognition and retail channel strength to create a vertically integrated entity fully focused on the NAND business,” the companies said. “With this acquisition, Micron will have a complete package of NAND memory solutions for our customers,” said Micron CEO Steve Appleton. “Together with our NAND designs, technology, manufacturing capability and distribution channels, Micron is in a strong position to serve the flash storage requirements of consumer electronics and enterprise customers,” he added.
     47. According to a report in the Associated Press on March 8, 2006,
Micron, which started selling NAND flash memory 14 months ago, said acquiring Lexar will boost its position in the market for the microchips, which are used to store data in cell phones, digital cameras and music players such as Apple Computer Inc.’s iPods.
The $10 billion NAND flash market is dominated by Samsung, which account for more than half of that amount, while Micron’s share is about 5 percent, said Douglas Freedman, an analyst at American Technology Research.
Lexar, which currently resells many Samsung products, is attractive to Micron because it is one of two major brands of flash memory sold in retail stores, he said.
“What they bought was a brand,” Freedman said. “They bought the ability to sell Lexar-branded memory.”
Michael Sadler, Micron’s vice president of worldwide sales, largely agreed.
“By acquiring Lexar, it gets us all the way there by having access to every consumer in the world through a vast array of retail markets,” he said in an interview.
     48. The deal was universally recognized as being particularly advantageous to Micron which could now avail itself directly to consumers through Lexar products and meaningfully compete with rival SanDisk in the production of flash memory cards.
Micron executives wanted to acquire Lexar soon after they created a joint venture with Intel Corp. last November to produce more NAND flash memory, said Mike Sadler, Micron’s vice president of sales. With Lexar as a Micron subsidiary, Idaho’s largest private-industry employer can start selling flash memory products directly to consumer electronics stores, like Best Buy. “We think the two companies combined really create a powerhouse in this market,” Sadler said. Micron plans to keep the Lexar brand name on its products. Analysts agreed. Tapping into the retail market will be important to Micron because it will allow the company to contain its costs and improve its profit margin by controlling the supply chain and how many chips it needs to put out, said John Lau, an analyst with Jeffries & Co. The supply chain can function more efficiently if it is part of a single company, he said. Micron already sells some memory products directly to consumers through its Crucial Technology subsidiary, but the Lexar acquisition will give access to the estimated 70,000 stores worldwide that carry Lexar products. “This is another way to diversify because NAND flash is incredibly hot right now,” said Joseph Unsworth, an analyst with Gartner. “It puts them in a good position to have the complete supply chain.” Global News, March 9, 2006.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

“It’s very difficult to penetrate the retail side of the business and Lexar has very strong relations with retailers all over the world,” said Nam Hyung Kim, an analyst with semiconductor consultancy iSuppli Corp. “Now Micron can strengthen its retail business with the hottest products,” Kim said. Eweek, March 9, 2006.
     49. On March 14, 2006, Lexar reported fourth quarter revenues of $239.1 million increased 27% from $188.5 million in the same period last year and increased 26% from $189.4 million in the preceding quarter. License and royalty revenues increased to $9.7 million for the fourth quarter compared to $1.2 million in the same period last year and $4.5 million in the previous quarter.
     50. On April 27, 2006, Lexar reported a net loss for the first quarter of $36.8 million, or $0.45 per diluted share, as compared to a net loss of $9.6 million, or $0.12 per diluted share, in the same period last year and a net loss of $23.8 million, or $0.29 per diluted share, in the previous quarter. Despite weaker overall results, however, Lexar said license and royalty revenue rose to $4 million in Ql from $800,000 a year ago.
LEXAR’S LARGEST SHAREHOLDERS OBJECT TO THE MERGER
     51. On March 17, 2006, Icahn Associates Corp. & Affiliated Companies (“Icahn”) filed a Schedule 13D with the Securities and Exchange Commission (“SEC”) disclosing that they own a 6.1% stake in Lexar and that they would independently analyze the Micron offer.
     52. On March 20, 2006, another of the Company’s largest shareholders, Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”), which collectively own approximately 6.5% of Lexar’s common stock, announced that they were “extremely displeased” with the Merger price as it “significantly undervalues Lexar.” Elliott retained an independent financial analyst and valued the company between $15.84 and $24.83 a share, far above Micron’s offer of approximately $8.43 a share. Elliott’s analysis concluded that the Micron offer undervalued Lexar by upwards of 1 billion dollars. “In our view, the consideration under the Micron Transaction falls meaningfully short of Lexar’s standalone value and the valuation discrepancy is even more egregious relative to Lexar’s value contribution to its acquirer.... The Board has accepted a wholly inadequate offer that
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

meaningfully undervalues the Company.” As reported in a Schedule 13D filed with the SEC, on March 20, 20061:
          a. “We believe this outcome was the result of the Company’s failure to conduct a robust and thorough sale process.”
          b. “In the exciting flash memory space, Lexar brings numerous unique and valuable assets to any acquirer: (i) Lexar’s innovative and leading NAND controller and card design technology; (ii) premium, trusted brand names, including Lexar and Kodak; (iii) an impressive 70,000 storefront distribution network with well-established retail relationships; (iv) estimated 2006 revenue of approximately $960 million, representing a sizable outlet for fab capacity; (v) Lexar’s license to produce Sony’s memory stick; (vi) the Company’s powerful intellectual property portfolio, including 96 issued or allowed controller patents; and vii) its in-process litigation against Toshiba with meaningful expected value.”
          c. “In the course of our diligence, we have performed an extensive investigation into the merits of both the trade secret case and the patent infringement cases currently pending with Toshiba, including retaining intellectual property counsel. With regard to the trade secret case, lability has been found in Lexar’s favor and initial damages, prior to being vacated on certain technical evidentiary issues, were determined to be $465 million. Despite the pending appeal, we believe that ultimately there potentially exists several hundred million dollars of value associated with this case. With regard to the patent cases, it is our view that Lexar’s position is strong, as the claim construction ruling was favorable to Lexar and the relative size of the company vis-a-vis Toshiba could bode favorably in the assessment of any infringement damages. We also believe the eventual recovery in this case could prove substantial. We think it bears repeating that with a larger, better-financed parent company, Lexar would be in a far stronger position to recognize meaningful value from this litigation, potentially in excess of the business valuation of the Company.”

[1]	A true and correct copy of the Schedule 13D filed by Elliott is attached hereto as Exhibit A.
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     53. Based on these factors, Elliott estimated Lexar’s worth to be between $1.5bn and $2.4bn ($15.84 - $24.83, per share), excluding “any value associated with Lexar’s robust intellectual property portfolio outside its currently pending litigation.” Under Micron’s current offer, “only approximately $790 million of value is being shared with Lexar’s shareholders. As a result of this considerable discrepancy, Elliott does NOT support the Micron Transaction at the current price.”
     54. On April 6, 2006, Icahn filed an Amended Schedule 13D stating that, based on their analysis and a meeting with Lexar, they would not support the Merger because the “consideration being paid was insufficient.” As reported in the Consumer Electronic Daily April 10, 2006, Carl Icahn said he suggested to Lexar that “consideration should be given to selling [Lexar’s] business operations but not the potential proceeds of various litigations, which then would be retained by [Lexar] or be otherwise used to benefit [its] shareholders.” As reported in the Schedule 13D:
At the request of the Issuer, representatives of the Issuer met with representatives of Registrants on April 5, 2006. At the meeting, representatives of Issuer discussed the pending proposed transaction with Micron, seeking to persuade Registrants to support the transaction and vote in favor thereof. However, at the conclusion of the meeting, Registrant’s representatives informed Issuer’s representatives that Registrants would not support the transaction given their belief that the consideration being paid was insufficient. In addition to the foregoing, Registrants suggested that consideration should be given to selling Registrant’s business operations but not the potential proceeds of various litigations, which then would be retained by Issuer or be otherwise used to benefit Issuer’s stockholders.
ANALYSTS CRITICIZE THE MERGER
AS UNFAIR TO LEXAR SHAREHOLDERS
     55. A number of analysts have criticized the Merger as unfair to Lexar shareholders because the price is inadequate and because the sales process was flawed. For example, a March 28, 2006, news article on TheStreet.com stated: “[t]he price is low in a lot of people’s minds. The firm declared that there was a fair process. But I don’t believe there was an auction, and the activist shareholders believe there should have been,” stated Daniel Gelbtuch, an analyst with CIBC World Markets. Several companies, especially competitors looking to enhance their distribution channels, might have bid if they knew Lexar was for sale, Gelbtuch adds, including Samsung and Fuji Films. “Micron was able to cut a sweet deal because it allowed Lexar’s management team to stay in place, something that a foreign buyer may not have permitted.”
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     56. Similarly, an analysts report issued by Citigroup on March 9, 2006 was critical of the consideration being paid to Lexar shareholders because the consideration did not account for or assign any value to the $465 million Toshiba Judgment or the potential recoveries from the patent infringement litigations Lexar is prosecuting against Toshiba and other companies. The Citigroup analysts report specifically stated that the “potential proceeds from [a] favorable Toshiba ruling were not factored into [the] sales agreement.” The analysts report also noted that if Lexar receives a favorable ruling in the litigation and appeal of the Toshiba Judgment, the deal price would be considered a “favorable price for the acquisition” for Micron. The analysts report also stated that the proposed deal price, was “below 1x trailing 4 quarter sales ($852.2M 2005 revenue at mid-pt of Lexar’s updated 4Q05 guidance,)” indicating that the deal price was favorable to Micron.
LEXAR ESCALATES ITS PATENT LITIGATION AGAINST TOSHIBA
     57. As reported in Digital Media Asia on April 13, 2006, Lexar increased pressure on its rival Toshiba by filing a formal complaint with the International Trade Commission (ITC) against Toshiba Corporation, Toshiba America and Toshiba America Electronic Components, seeking to halt the alleged infringement of Lexar’s intellectual property rights. Lexar asked the ITC to grant all possible relief, including an exclusionary order, enforceable by U.S. Customs, prohibiting the importation into the U.S. of Toshiba’s chips and cards, as well as products that contain Toshiba’s NAND chips. Lexar has also asked the ITC to issue a cease-and-desist order which would require retailers and distributors to remove from their shelves and destroy all products containing Toshiba’s infringing NAND chips. If the complaint is accepted by the ITC, the ITC will institute a formal investigation within 30 days.
THE PROXY MATERIALS ARE MATERIALLY FALSE AND MISLEADING
     58. As noted above, on May 2, 2006, the final Proxy was issued and mailed to Lexar shareholders and a vote of Lexar shareholders to approve the Merger was set for June 2, 2006.
     59. The Proxy contains material misrepresentations and omissions which render it defective and makes a fully informed vote on this transaction impossible:
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

          a. The Proxy materials fail to reveal or address the opposition by nearly 13% of Lexar shareholders to the Merger. On March 20, 2006, one of Lexar’s largest shareholders, Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”), which collectively own approximately 6.5% of Lexar’s common stock, filed a Schedule 13D stating, inter alia, that they were “extremely displeased” with the Merger price as it “significantly undervalues Lexar.” Based on an independent financial analysis, Elliott estimated Lexar’s worth to be between $1.5bn and $2.4bn ($15.84 - $24.83, per share), a far cry from Micron’s current offer. As a result of this considerable discrepancy, Elliott refused to support the Merger at its current price. Similarly, on April 6, 2006, Icahn filed an amended Schedule 13D disclosing that they own a 6.1% stake in Lexar and that they would not support the Merger because the “consideration being paid was insufficient.”
          b. Defendants failure to disclose the opposition to the Merger by Elliot and Icahn is especially egregious because the Proxy states that large shareholders are in favor of the Merger. For example, in the “Questions and Answers Regarding The Proposed Merger” segment of the Proxy, Defendants ask, “[a]re there any shareholders already committed to voting in favor of the Merger? Yes. All of the executive officers and directors of Lexar and two affiliated entities of one of the directors have agreed to vote all of their shares of Lexar common stock, representing approximately 6.4% of the outstanding shares of Lexar common stock on April 28, 2006, in favor of adoption of the Merger agreement....” However, in this section Defendants fail to inform shareholders that the officers and directors have interests which differ significantly from those of Lexar shareholders and that they stand to gain significant compensation other than the Merger consideration if the Merger is approved. Accordingly, Defendants’ failure to inform Lexar shareholders that double that number of votes are currently opposed to the Merger is inexcusable.
          c. The Proxy does not address in any manner the potential value of the $465.4 million Toshiba Judgment to Lexar shareholders. As noted above, according to analysts reports the value of this judgment was not a factor in determining the consideration to be paid to Lexar shareholders. However, the Proxy provides no information as to if or how the Toshiba Judgment was valued in the Merger. Nor does the Proxy provide any rationale as to why the Toshiba Judgment was not a factor in determining the consideration to be paid to Lexar shareholders. To the
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

contrary, Defendants stress the expense relating to the appeal and litigation of the Toshiba Judgment and the potential negative impact of an adverse ruling to Lexar. (Proxy pp. 40-41). The Toshiba Judgment is potentially worth hundreds of millions of dollars and is undoubtedly a material consideration for shareholders in assessing the merits of the Merger. Absent this information, Lexar shareholders are unable to cast an informed vote regarding the Merger.
          d. As noted above, Lexar is currently prosecuting patent infringement cases against Toshiba, Fuji, Memtek PNY, Pretec, and C-One. In the Toshiba Patent Litigation, Lexar has already received a favorable ruling in the Markman hearing giving Lexar an advantageous position in the litigation. The Proxy, however, does not disclose this material information. To the contrary, defendants stress the expense of prosecuting the Toshiba Patent Litigation and the potential negative impact of an adverse ruling to Lexar. (Proxy pp. 59-60). This is misleading because it does not accurately depict the posture of the litigation, including the potential upside. The Toshiba Patent Litigation is potentially worth hundreds of millions of dollars and is undoubtedly a material consideration for shareholders in assessing the merits of the Merger. Moreover, the Proxy fails to address the valuation of the other IP Litigations and their potential worth to Lexar and its shareholders.
          e. According to the Proxy, upon consummation of the Merger a new entity will be formed called IP LLC. The majority shareholder of IP LLC will be an undisclosed private equity firm and the minority shareholder will be Micron through its wholly owned subsidiary Lexar. IP LLC will receive “all [Lexar’s] patents, patent applications and draft applications ... together with the rights to sue for infringement and to collect past damages with respect to those patents.” The value of Lexar’s intellectual property and the rights to prosecute enforcement are potentially worth hundreds of millions of dollars and could easily eclipse the value of the Merger itself. The Proxy fails to provide any information on the valuation assigned to the Toshiba Patent Litigation or the various IP Litigations even though such information is undoubtedly available from Micron or the private equity firm and is material to Lexar shareholders. The Proxy also fails to disclose the identity of the private equity firm or the consideration they paid Micron or Lexar for the right to prosecute, and collect all proceeds from, the Toshiba Patent and IP litigations. Moreover, it is
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

unclear what value, if any, was attributed to Lexar for these rights in determining the Merger price was fair.
          f. The Proxy also fails to adequately disclose the following information concerning:
i.	the reason(s) why no collar provision was negotiated to the exchange ratio;

ii.	the exchange ratio initially proposed by Micron and the subsequent exchange ratios negotiated by the parties;

iii.	the strategic alternatives available to Lexar, other than the Proposed Merger;

iv.	the reason(s) why appraisal rights are not available to Lexar shareholders in connection with the Proposed Merger;

v.	the terms of the equity investment in Lexar proposed by Company C;

vi.	the methodology for determining the exchange ration discussed by the Board; and

vii.	whether or not an all-cash or mixed cash and stock transaction was contemplated by the Board and Micron.
     60. By entering the definitive agreement, the Individual Defendants have initiated a process to sell Lexar, which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the proposed transaction were not the result of a full and fair auction process or active market check. Rather, they were arrived at without a full and thorough investigation by the Individual Defendants; and the price and process are intrinsically unfair and inadequate from the standpoint of Lexar’s shareholders.
THE DEUTSCHE BANK ANALYSIS IS FLAWED AND
MAKES THE PROXY FALSE AND MISLEADING
     61. The Proxy contains a copy of the opinion issued by Deutsche Bank Securities, Inc., a subsidiary of Deutsche Bank, AG (collectively “Deutsche Bank”), that opines on the fairness of the proposed transaction to Lexar shareholders from a financial point of view (the “Fairness Opinion”).
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

Deutsche Bank’s fee in connection with the Merger is an undisclosed percentage of the total value of the deal at the time the Merger closes and is currently estimated to be approximately $6 million. Significantly, almost all of Deutsche Bank’s fee is contingent on the Merger being consummated. Thus, Deutsche Bank is improperly motivated to issue a fairness opinion to facilitate the closing of the Merger (and payments to itself.) Under such circumstances, Lexar shareholders cannot rely on the integrity of the fairness opinion.
     62. The Proxy contains a section which purportedly explains the various valuation analyses performed by Deutsche Bank. However, this section is replete with material misrepresentations and omissions of material facts. For example, the Proxy states that Lexar and Deutsche Bank, reviewed certain “internal analyses and other information, including Lexar’s forecasts and projections,” as well as forecasts and projections prepared by Micron as to its business and financial prospects. Yet nowhere in the Proxy is this information disclosed to Lexar shareholders. This information is important, inter alia, because of the current and projected strong demand for Lexar’s products. Additionally, this information is particularly important in light of the valuation performed by Elliott’s independent financial analyst which valued the company between $15.84 and $24.83 a share, in stark contrast to Micron’s offer of approximately $8.43 a share.
     63. According to the Proxy, Deutsche Bank performed several traditional valuation analyses of Lexar in connection with issuing its fairness opinion. These analyses included (i) Selected Public Traded Company Analysis; (ii) Discounted Cash Flow Analysis; (iii) Stock Price Premia Analysis; (iv) Exchange Ratio Premia Analysis; and (v) Price Trading History Analysis. Importantly, each and every one of these analyses is insufficiently and/or misleadingly disclosed in the Proxy because: (a) there is no disclosure of the underlying multiples and/or component results derived in each of the methodologies, including the mean, median, high and low results of each analysis; and (b) the Proxy fails to disclose the financial information used by Deutsche Bank (that was based on estimates provided to Deutsche Bank by Lexar’s management). Rather, the Proxy merely states in conclusory fashion, for each analysis, the “Implied Price of Lexar Common Stock based on Exchange Ratio.” These conclusions are meaningless when the underlying data and results are omitted from the Proxy materials.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     64. The Proxy and the various valuation analyses performed by Deutsche Bank are materially false and misleading because none of these valuation analyses account for or apply a valuation to the Toshiba Judgment, the Toshiba Patent Litigation or the IP Litigations. Indeed, the various valuation analyses performed by Deutsche Bank are based on Lexar’s financial performance and results, which would not account for the value of litigations, or on comparisons with companies that are not really comparable. Indeed, Lexar has two valuable assets: its operations and intellectual property and its potential recoveries from the Toshiba Judgment, the Toshiba Patent Litigation or the IP Litigations. There is no indication in the Proxy that Deutsche Bank included the potential recoveries from the Toshiba Judgment, the Toshiba Patent Litigation or the IP Litigations in its valuation analyses. Accordingly, Deutsche Bank has significantly undervalued Lexar and the valuation analyses performed by Deutsche Bank and included in the Proxy are materially false and misleading.
     65. In addition, Deutsche Bank’s Discounted Cash Flow Analysis (“DCF”) is woefully inadequate as it fails to disclose Lexar’s management’s projections for calendar years 2006 through 2010, the years Deutsche Bank purportedly relied upon in the analysis. The Proxy also fails to disclose the free cash to be generated by Lexar in those years. Moreover, the Proxy does not disclose whether the projections it relied on included “best case,” “worst case” or “most likely case” scenarios and what the implied value for Lexar shares was under each set of projections. Accordingly, the DCF analyses provided by Deutsche Bank is materially false and misleading.
     66. The Selected Publicly Traded Company Analysis conducted by Deutsche Bank is misleading because none of the companies it selected is really comparable to Lexar because none of these companies has won a significant judgment against a competitor as Lexar has with Toshiba. Nor are any of these companies prosecuting promising patent litigations like the IP Litigations. Moreover, this analysis excludes a number of Lexar’s actual competitors detailed earlier in the “Risk Factor” section of the Proxy. It provides no reasoning for the inclusion of the companies utilized, or for the exclusion of Lexar’s actual competitors. Additionally, the Selected Publicly Traded Company Analysis implied an upper value of price ranges for Lexar of $9.43 to $12.31, materially in excess of the Merger price.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     67. Similarly, the Stock Price Premia Analysis, Exchange Ratio Premia Analysis and Price Trading History Analysis each implied an upper value for Lexar common stock of $11.05, $10.78 and $9.50, respectively. Each of these is materially in excess of the Merger price.
     68. The Proxy states that “Deutsche Bank has also held discussions with members of the senior managements of Lexar and Micron regarding the businesses and prospects of their respective companies and the joint prospects of a combined company.” (i.e., the synergies) These synergies, however, are nowhere quantified in the Proxy for Lexar’s shareholders to consider. This information is material because Defendants’ rationale for the Merger is, based in part, on the synergies and other benefits to be obtained from the transaction. Without this information Lexar shareholders are unable to make an informed decision as to the disposition of their shares or whether to vote for the Merger. In addition to the fact that these synergies were not properly disclosed, Deutsche Bank didn’t factor them into their analyses, thus failing miserably to ascertain Lexar’s appropriate value in the proposed Merger.
     69. Deutsche Bank did not evaluate Micron’s stock price in relation to that of Lexar’s. Deutsche Bank further failed to conduct a relative contribution analysis, a fairly standard analysis in stock-for-stock mergers.
     70. Deutsche Bank failed to factor into its analyses $64 million worth of Lexar’s net operating losses which will undoubtedly accrue to the financial benefit of Micron.
     71. Finally, Lexar’s due diligence review of Micron’s financial condition was conducted in haste and extremely limited in scope. According to the Proxy, Lexar and Deutsche Bank did not begin their due diligence review of Micron’s financial condition until February 22, 2006. A mere eight days later, Lexar’s Board of Directors approved the Merger.
THE MERGER AGREEMENT CONTAINS
AN UNFAIR LOCK-UP PROVISION
     72. The Proxy discloses the existence of a Patent Cross-License Agreement (Annex D to the Proxy) (“PCL Agreement”) between Lexar and Micron that grants each a royalty free license to the patents and intellectual property of the other until March 8, 2011. According to its terms, royalty free license rights will continue to exist even if Lexar is acquired by another party. The terms of the
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

PCL Agreement are simply an improper lock-up agreement designed to prevent other potential acquirers from purchasing Lexar. It is clear that the PCL Agreement was intended to discourage competing bidders and ensure consummation of the transaction on terms favorable to Micron. In fact, defendants admit on page 74 of the Proxy that “Representatives of Micron stated that Micron was not willing to enter into a business combination with Lexar, and effectively put Lexar “in play,” only to have Lexar be acquired by a competitor of Micron that would then be in a position to turn around and use Lexar’s patents potentially to assert infringement claims against Micron.” Accordingly, if Lexar merged with another company, a likely competitor of Micron, they would be saddled with an agreement by which Micron could use the Company’s intellectual property without payment until 2011. The Proxy does not meaningfully describe the potential licensing revenue that Lexar would lose if it entered into a transaction with a third party or the potential chilling effect of the PCL Agreement on other potential acquirers.
     73. The PCL Agreement also unreasonably increases the termination fee that must be paid by Lexar or another acquirer because of the considerable value the PCL Agreement bestows on Micron through the royalty free license by virtue of the foregone licensing revenue.
DEFENDANTS FAILED TO MAXIMIZE SHAREHOLDER VALUE
     74. The consideration to be paid to class members in the proposed Merger is unfair and inadequate because, among other things:
          a. The intrinsic value of Lexar’s common stock is materially in excess of the amount offered for those securities in the Merger giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company which has 94 patents and is in one of the hottest growth sectors in its industry.
          b. The Merger price does not take into consideration the judgment against Toshiba and the potential value of the active patent litigations currently being prosecuted by Lexar. Lexar obtained a judgment for breach of fiduciary duty and theft of trade secrets against Toshiba for which one jury awarded Lexar $465.4 million. Although the issue of damages is being retried, the jury decision on liability has been sustained. The outcome of a subsequent damages trial and/or settlement could yield hundreds of millions of dollars to Lexar. Similarly, Lexar has numerous
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

patent infringement cases pending against the likes of Fuji, Memtek, PNY, Pretec, and C-One and has already received favorable rulings in the Markman hearings that have been held to date in those cases. These cases could yield hundreds of millions of dollars, adding further substantial value to the Company. Rather than incorporating this value into the Merger value, Defendants created a separate entity called IP LLC to whom Lexar and its subsidiaries will assign “all its patents patent applications and draft applications... together with the rights to sue for infringement and to collect past damages with respect to those patents.” The majority owner of IP LLC is an undisclosed private equity investor. By creating the IP LLC, Defendants are effectively transferring hundreds of millions of dollars worth of intellectual property claims away from the Company with seemingly no benefit to Lexar or its shareholders.
          c. The Merger price does not properly take into consideration:
i.	the rapid growth of the NAND market and Lexar’s numerous new product introductions including, LockTight(TM) Professional CompactFlash memory cards, Professional CompactFlash 133X (CF) and Secure Digital(TM) (SD) flash memory cards, KODAK High Performance memory cards, and the inclusion of Lexar products in Google and Corel applications.

ii.	Lexar’s 70,000 strong storefront distribution network, along with its well-established retail relationships with high-volume retailers such as Wal-Mart.

iii.	Lexar’s powerful intellectual property portfolio, including 94 issued or allowed controller patents as well as the popularity of its Kodak and Lexar branded products.
          d. The Merger price is not the result of an appropriate consideration of the value of Lexar because the Lexar Board approved the proposed Merger without undertaking steps to accurately ascertain Lexar’s value through open bidding or at least a market check mechanism. Although the Company represents that it employed Deutsche Bank to seek potential bidders, there was no transparency to this bidding process as would there have been if the Company were subject
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

to an open auction. Moreover, the PCL Agreement entered into between Lexar and Micron is so onerous as to effectively chill open market bidders. Lexar’s current stock price is the clearest indiction that the Merger price under values the true worth of Lexar.
          e. By entering into the agreement with Micron, the Individual Defendants have allowed the price of Lexar stock to be capped, thereby depriving Plaintiffs and the Class of the opportunity to realize any increase in the value of Lexar stock. The Individual Defendants did not reserve a right of termination based on changes in the market price of either Lexar or Micron. Moreover, the Merger termination fee of $22 million is not reasonably related to any potential damages but is specifically designed as a punitive measure to repel other potential bidders.
     75. The consideration per share to be paid to the Class members is an unfair and inadequate consideration because the Individual Defendants’ fiduciary duties require them to:
          a. Undertake an appropriate evaluation of Lexar’s net worth as a merger/acquisition candidate;
          b. Actively evaluate the proposed transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value for Lexar’s public shareholders;
          c. Act independently so that the interests of Lexar’s public shareholders will be protected and enhanced; and
          d. Adequately ensure that no conflicts of interest exist between the Individual Defendants’ own interests and their fiduciary obligations to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Lexar’s public shareholders.
     76. The inadequacy of consideration to Lexar shareholders is not surprising given that Defendants Stang and Estakhri, along with the rest of Lexar’s management, are allowed to retain their positions as well as benefit from the accelerated vesting of stock options pursuant to the terms of the Proxy.
     77. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Micron, without making the requisite effort to obtain the best offer possible.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     78. The proposed sale is wrongful, unfair and harmful to Lexar’s public shareholders, and represents an effort by Defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Merger is an attempt to deny Plaintiffs and the other members of the Class their rights while usurping the same for the benefit of Micron on unfair terms.
     79. Plaintiffs and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Micron’s assets and business, and will be prevented from obtaining fair and adequate consideration for their shares of Micron common stock.
     80. Micron has aided and abetted the breaches of fiduciary duty by the Individual Defendants. Indeed, the proposed transaction could not take place without the knowing participation of Micron.
     81. By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief by this Court.
     82. Plaintiffs and other members of the class have no adequate remedy at law.
FIRST CAUSE OF ACTION
Claim for Breach of Fiduciary Duties
     83. Plaintiffs repeat and reallege each allegation set forth herein.
     84. The Defendants have violated fiduciary duties of care, loyalty, candor and independence owed under applicable law to the public shareholders of Lexar and have acted to put their personal interests ahead of the interests of Lexar’s shareholders.
     85. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of Plaintiffs and other members of the Class.
     86. The Individual Defendants have violated their fiduciary duties by entering into a transaction with Micron without regard to the fairness of the transaction to Lexar’s shareholders. Defendant Lexar directly breached and/or aided and abetted the other Defendants’ breaches of fiduciary duties owed to Plaintiffs and the other holders of Lexar stock.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     87. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Lexar because, among other reasons:
          a. they failed to properly value Lexar; and
          b. they omitted material information or falsely represented information in the Proxy materials that are crucial for stockholders to consider before voting on the Merger.
     88. Because the Individual Defendants dominate and control the business and corporate affairs of Lexar, and are in possession of private corporate information concerning Lexar’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Lexar which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits.
     89. By reason of the foregoing acts, practices and course of conduct, the Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiffs and the other members of the Class.
     90. As a result of the actions of Defendants, Plaintiffs and the Class will suffer irreparable injury as a result of Defendants’ self dealing.
     91. Unless enjoined by this Court, the Defendants will continue to breach their fiduciary duties owed to Plaintiffs and the Class, and may consummate the proposed Merger which will exclude the Class from its fair share of Lexar’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.
     92. Defendants are engaging in self-dealing, are not acting in good faith toward Plaintiffs and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.
     93. Unless the proposed Merger is enjoined by the Court, Defendants will continue to breach their duties owed to Plaintiffs and the members of the Class, will not engage in arm’s-length negotiations on the Merger terms, and will not supply to Lexar’s shareholders sufficient information to enable them to cast informed voltes on the proposed Merger and may consummate the proposed Merger, all to the irreparable harm of the members of the Class.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

     94. Plaintiffs and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiffs and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiffs demand preliminary and permanent injunctive relief in their favor and in favor of the Class and against Defendants as follows:
     A. Declaring that this action is properly maintainable as a class action;
     B. Declaring and decreeing that the Merger agreement was entered into in breach of the fiduciary duties of the Defendants and is therefore unlawful and unenforceable;
     C. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Merger, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;
     D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Lexar’s shareholders;
     E. Rescinding, to the extent already implemented, the Merger or any of the terms thereof;
     F. Imposition of a constructive trust, in favor of Plaintiffs, upon any benefits improperly received by Defendants as a result of their wrongful conduct, including the “change in control” agreed to in stock option grants and the proceeds of the Toshiba Judgment, the Toshiba Patent Litigation and the IP Litigations;
     G. Awarding Plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
     H. Granting such other and further equitable relief as this Court may deem just and proper.
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

JURY DEMAND
     Plaintiffs hereby demand a trial by jury of all issues so triable.

Dated: May 12, 2006		Michael D. Braun
BRAUN LAW GROUP, P.C.

	By:	/s/ Michael D. Braun

Michael D. Braun
12400 Wilshire Boulevard, Suite 920
Los Angeles, CA 90025
Tel: (310) 442-7755
Fax: (310) 442-7756

Marc M. Umeda
ROBBINS UMEDA & FINK, LLP
610 West Ash Street, Suite 1800
San Diego, CA 92101
Tel: (619) 525-3990
Fax: (619) 525-3991

Co-Lead Counsel for Plaintiffs

James S. Notis
GARDY & NOTIS, LLP
440 Sylvan Avenue, Suite 110
Englewood Cliffs, NJ 07632
Tel: (201) 567-7377
Fax: (201) 567-7337

Darren J. Robbins
Stephen J. Oddo
Shaun L. Grove
LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS
655 West Broadway, Suite 1900
San Diego, CA 92101
Tel: (619) 231-1058
Fax: (619) 231-7423

Michael S. Egan
7804 Fairview Road, Suite 158
Charlotte, NC 28226
Tel: (704) 367-1529
Fax: (704) 367-0328

Plaintiffs’ Executive Committee
FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

EXHIBIT A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
(Rule 13d-101)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE
13d-l(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
(Amendment No.___)*
Lexar Media, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
52886P104

(CUSIP Number)
Martin D. Sklar, Esq.
Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, New York, New York 10176
Tel: (212) 986-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
March 8, 2006

(Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), 13d-l(f) or 13d-l(g), check the following box ☑.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Elliott Associates, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER
2,112,859

8	SHARED VOTING POWER
0

9.	SOLE DISPOSITIVE POWER
2,112,859

10.	SHARED DISPOSITIVE POWER
0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,112,859

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.6%

14.	TYPE OF REPORTING PERSON*
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Elliott International, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands, British West Indies

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER
0

8.	SHARED VOTING POWER
3,171,989

9.	SOLE DISPOSITIVE POWER
0

10.	SHARED DISPOSITIVE POWER
3,171,989

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,171,989

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.9%

14.	TYPE OF REPORTING PERSON*
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Elliott International Capital Advisors Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS*
OO

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER
0

8.	SHARED VOTING POWER
3,171,989

9.	SOLE DISPOSITIVE POWER
0

10.	SHARED DISPOSITIVE POWER
3,171,989

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,171,989

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.9%

14.	TYPE OF REPORTING PERSON*
CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. Security and Issuer.
     This statement relates to the common stock, $0.0001 par value (the “Common Stock”), of Lexar Media, Inc. (the “Issuer”). The Issuer’s principal executive office is located at 47300 Bayside Parkway, Fremont, California 94538.
ITEM 2. Identity and Background.
(a)-(c) This statement is being filed by Elliott Associates, L.P., a Delaware limited partnership, and its wholly-owned subsidiaries (collectively, “Elliott”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA” and collectively with Elliott and Elliott International, the “Reporting Persons”). Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), which is controlled by Singer, and Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), which is also controlled by Singer, is the sole general partner of Elliott International. EICA is the investment manager for Elliott International. EICA expressly disclaims equitable ownership of and pecuniary interest in any shares of Common Stock.
          ELLIOTT
     The business address of Elliott is 712 Fifth Avenue, 36th Floor, New York, New York 10019.
     The principal business of Elliott is to purchase, sell, trade and invest in securities.
          SINGER
     Singer’s business address is 712 Fifth Avenue, 36th Floor, New York, New York 10019.
     Singer’s principal business is to serve as a general partner of Elliott and Capital Advisors, as the president of EICA, and as a managing member of Special GP.
          CAPITAL ADVISORS
     The business address of Capital Advisors is 712 Fifth Avenue, 36th Floor, New York, New York 10019.
     The principal business of Capital Advisors is the furnishing of investment advisory services. Capital Advisors also serves as a managing member of Special GP.

     The names, business addresses, and present principal occupation or employment of the general partners of Capital Advisors are as follows:

NAME	ADDRESS	OCCUPATION
Paul E. Singer	712 Fifth Avenue 36th Floor New York, New York 10019	General partner of Elliott and Capital Advisors; President of EICA; and a managing member of Special GP

Braxton Associates, Inc.	712 Fifth Avenue 36th Floor New York, New York 10019	The principal business of Braxton Associates, Inc. is serving as general partner of Capital Advisors

Elliott Asset Management LLC	712 Fifth Avenue 36th Floor New York, New York 10019	General Partner of Capital Advisors
     The name, business address, and present principal occupation or employment of the sole director and executive officer of Braxton Associates, Inc. are as follows:

NAME	ADDRESS	OCCUPATION
Paul E. Singer	712 Fifth Avenue 36th Floor New York, New York 10019	General partner of Elliott and Capital Advisors and President of EICA
          ELLIOTT SPECIAL GP, LLC
     The business address of Special GP is 712 Fifth Avenue, 36th Floor, New York, New York 10019.
     The principal business of Special GP is serving as a general partner of Elliott.

     The names, business address, and present principal occupation or employment of the managing members of Special GP are as follows:

NAME	ADDRESS	OCCUPATION
Paul E. Singer	712 Fifth Avenue 36th Floor New York, New York 10019	General partner of Elliott and Capital Advisors; President of EICA; and a managing member of Special GP

Braxton Associates, Inc.	712 Fifth Avenue 36th Floor New York, New York 10019	The principal business of Braxton Associates, Inc. is serving as general partner of Capital Advisors

Elliott Asset Management LLC	712 Fifth Avenue 36th Floor New York, New York 10019	General Partner of Capital Advisors
          ELLIOTT INTERNATIONAL
     The business address of Elliott International is c/o Bank of Bermuda (Cayman) Limited, Strathvale House, 2nd Floor, North Church Street, George Town, Grand Cayman, Cayman Islands.
     The principal business of Elliott International is to purchase, sell, trade and invest in securities.
     The name, business address, and present principal occupation or employment of the general partner of Elliott International is as follows:

NAME	ADDRESS	OCCUPATION
Hambledon, Inc.	c/o Bank of Bermuda (Cayman) Limited Strathvale House, 2nd Floor North Church Street Grand Cayman Cayman Islands	General partner of Elliott International
          HAMBLEDON
     The name, business address, and present principal occupation or employment of the sole director and executive officer of Hambledon are as follows:

NAME	ADDRESS	OCCUPATION
Paul E. Singer	712 Fifth Avenue 36th Floor New York, New York 10019	General partner of Elliott and Capital Advisors; President of EICA; and a managing member of Special GP
          EICA
     The business address of EICA is 712 Fifth Avenue, 36th Floor, New York, New York 10019.
     The principal business of EICA is to act as investment manager for Elliott International.
     The name, business address, and present principal occupation or employment of the sole director and executive officer of EICA is as follows:

NAME	ADDRESS	OCCUPATION
Paul E. Singer	712 Fifth Avenue 36th Floor New York, New York 10019	General partner of Elliott and Capital Advisors; President of EICA; and a managing member of Special GP

     (d) and (e) During the last five years, none of the persons or entities listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
     (f) Mr. Singer is a citizen of the United States of America.
ITEM 3. Source and Amount of Funds or Other Consideration.

Elliott Working Capital	$17,157,811

Elliott International Working Capital	$25,989,064
ITEM 4. Purpose of Transaction.
     Each of Elliott and Elliott International acquired the Common Stock beneficially owned by it in the ordinary course of its purchasing, selling and trading in securities. EICA has acted as investment manager to Elliott International in connection with Elliott International’s acquisition of beneficial ownership of Common Stock.
     Depending upon market conditions and other factors that it may deem material, each of Elliott and Elliott International may purchase additional shares of Common Stock and/or related securities or may dispose of all or a portion of the Common Stock or related securities that it now beneficially owns or may hereafter acquire.
     On March 20, 2006, the Reporting Persons sent a letter to the Board of Directors of the Issuer addressing the Reporting Persons’ opposition to the proposed exchange transaction with Micron Technology, Inc. (the “Transaction”). A copy of the letter is attached to this filing as Exhibit B.
     Elliott and Elliott International may continue to oppose consummation of the Transaction and to discuss and meet with management and other shareholders concerning the Transaction and to contact and meet with potential acquirers other than Micron Technology, Inc.

ITEM 5. Interest in Securities of the Issuer.
     (a) Elliott beneficially owns 2,112,859 shares of Common Stock, constituting 2.6% of all of the outstanding shares of Common Stock.
     Elliott International and EICA beneficially own an aggregate of 3,171,989 shares of Common Stock, constituting 3.9% of all of the outstanding shares of Common Stock.
     Collectively, Elliott, Elliott International and EICA beneficially own 5,284,848 shares of Common Stock constituting 6.5% of all of the outstanding shares of Common Stock.
     (b) Elliott has the power to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock beneficially owned by it.
     Elliott International has the shared power with EICA to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock owned by Elliott International. Information regarding each of Elliott International and EICA is set forth in Item 2 of this Schedule 13D and is expressly incorporated by reference herein.
     (c) The following transactions were effected by Elliott during the past sixty (60) days:

			Approx. Price per
		Amount of Shs.	Share (excl. of
Date	Security	Bought (Sold)	commissions)
2006-01-17	Common	73,421	8.33
2006-01-18	Common	39,800	8.25
2006-01-26	Common	266,000	7.51
2006-02-07	Common	(4,400)	6.45
2006-02-07	Common	176,080	6.56
2006-02-14	Common	70,532	5.88
2006-02-14	Common	(70,532)	6.40
2006-02-17	Common	(24,125)	6.93
2006-03-08	Common	120,000	8.15
2006-03-08	Common	28,960	8.24
2006-03-08	Common	(9,000)	7.50
2006-03-09	Common	(3,300)	7.50
2006-03-10	Common	(200)	7.50
2006-03-14	Common	140,000	8.49
2006-03-14	Common	(1,800)	7.50
2006-03-15	Common	(42,500)	7.50
2006-03-16	Common	51,164	8.88
2006-03-16	Common	140,000	8.91
2006-03-16	Common	(600)	7.50
2006-03-17	Common	2,884	9.10
2006-03-17	Common	100,481	8.96
     The following transactions were effected by Elliott International during the past sixty (60) days:

			Approx. Price per
		Amount of Shs.	Share (excl. of
Date	Security	Bought (Sold)	commissions)
2006-01-17	Common	110,133	8.33
2006-01-18	Common	59,700	8.25
2006-01-26	Common	399,000	7.51
2006-02-07	Common	(6,600)	6.45
2006-02-07	Common	264,120	6.56
2006-02-14	Common	105,798	5.88
2006-02-14	Common	(105,798)	6.40
2006-02-17	Common	(36,188)	6.93
2006-03-08	Common	180,000	8.15
2006-03-08	Common	43,440	8.24
2006-03-08	Common	(13,500)	7.50
2006-03-09	Common	(5,000)	7.50
2006-03-10	Common	(300)	7.50
2006-03-14	Common	210,000	8.49
2006-03-15	Common	(63,700)	7.50
2006-03-16	Common	76,746	8.88
2006-03-16	Common	210,000	8.91
2006-03-16	Common	(900)	7.50
2006-03-17	Common	4,326	9.10
2006-03-17	Common	150,721	8.96
     All of the above transactions were effected on the Nasdaq National Market.
      No other transactions with respect to the Common Stock that are required to be reported on Schedule 13D were effected by any of the Reporting Persons during the past sixty (60) days.
     (d) No person other than Elliott has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by Elliott.
     No person other than Elliott International and EICA has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by Elliott International and EICA.
     (e) Not applicable.
ITEM 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.
     Not applicable.

ITEM 7. Material to be Filed as Exhibits.
     Exhibit A — Joint Filing Agreement
     Exhibit B — Letter to the Board of Directors of the Issuer dated March 20, 2006

SIGNATURES
     After reasonable inquiry and to the best of its knowledge and belief, the undersigned each certifies that the information with respect to it set forth in this statement is true, complete and correct.
Dated: March 20, 2006

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner

By:	/s/	Elliot Greenberg

Elliot Greenberg
Vice President

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/	Elliot Greenberg

Elliot Greenberg
Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/	Elliot Greenberg

Elliot Greenberg
Vice President

EXHIBIT A
JOINT FILING AGREEMENT
     The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock of Lexar Media, Inc. dated March 20, 2006 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-l(f) under the Securities Exchange Act of 1934, as amended.
Dated: March 20, 2006

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner

By:	/s/	Elliot Greenberg

Elliot Greenberg
Vice President

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/	Elliot Greenberg

Elliot Greenberg
Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/	Elliot Greenberg

Elliot Greenberg
Vice President

EXHIBIT B
LETTER TO BOARD OF DIRECTORS OF LEXAR MEDIA, INC.
[Elliott Associates, L.P. Letterhead]
March 20, 2006
The Board of Directors
c/o Lexar Media, Inc.
47300 Bayside Parkway
Fremont, CA 94538
Dear Members of the Board of Directors:
I write to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. (“Elliott” or “we”), which collectively own approximately 6.5% of the common stock of Lexar Media, Inc. (the “Company” or “Lexar”). Elliott is extremely displeased by the current Micron transaction, in which Lexar shareholders are to receive 0.5625 Micron Technology shares per each Company share (the “Micron Transaction”), as we strongly believe this transaction significantly undervalues Lexar. In our view, the consideration under the Micron Transaction falls meaningfully short of Lexar’s standalone value and the valuation discrepancy is even more egregious relative to Lexar’s value contribution to its acquirer. We believe this outcome was the result of the Company’s failure to conduct a robust and thorough sale process, and we fully support and encourage interest from other parties at levels more closely reflecting Lexar’s true value.
While we firmly disagree with the level of consideration offered to Lexar shareholders in the Micron Transaction, we fully agree with the premise of selling the Company. As presented in our analysis, Lexar is worth significantly more to an acquirer than it is on its own and a sale of the Company can unlock meaningfully greater shareholder value than continuing as a standalone entity. Despite being advantaged by pursuing the right course of action, by failing to engage all potentially interested parties in a transparent and complete sale process, the Board has accepted a wholly inadequate offer that meaningfully undervalues the Company both in acquisition and standalone scenarios. The fact that Lexar’s stock has traded with heavy volume significantly above the Micron offer since the sale was announced on March 8th may be viewed as the judgment of the market as a whole that the deal is underpriced.
As such, we believe it is incumbent upon us, as Lexar shareholders, to communicate directly that we fully support a sale of the Company and are interested in considering all offers that more sufficiently recognize Lexar’s value. We reiterate our belief and disappointment that a robust sale process for the Company was not conducted and we assert that shareholders should receive greater consideration for the valuable assets Lexar offers to its acquirer.
In the exciting flash memory space, Lexar brings numerous unique and valuable assets to any acquirer: i) Lexar’s innovative and leading NAND controller and card design technology, ii) premium, trusted brand names, including Lexar and Kodak; iii) an impressive 70,000 storefront distribution network with well-established retail relationships; iv) estimated 2006 revenue of approximately $960 million, representing a sizable outlet for fab capacity; v) Lexar’s license to produce Sony’s memory stick; vi) the Company’s powerful intellectual property portfolio, including 96 issued or allowed controller patents; and vii) its in-process litigation against Toshiba with meaningful expected value.

All of these attributes would be worth significantly more to a potential acquirer than they are to Lexar as a standalone entity, thereby supporting the premise of a sale of the Company. Lexar’s business is currently dependent on its ability to procure raw flash for use in its products. Consequently, any potential acquirer with captive flash supply or favorable supply agreements would be better able to price Lexar’s products competitively, as well as do so much more profitably. As a result, the new company would be in a position to grow the top line and enjoy gross margins much more in-line with competitors with favorable flash supply. On the intellectual property front, any larger and better-financed company would be in a significantly stronger position to aggressively pursue and capitalize on current and future litigation.
We share below our view of the range of values for Lexar under two different scenarios, both of which exclude any value from litigation against Toshiba. In the first scenario, we assume the Company enters into an appropriate supply agreement for flash memory — something we believe can be readily achieved. In the second scenario, we assume Lexar is sold to a strategic party with captive flash memory production, such as Micron. Our analysis assumes 18% product gross margins in the first scenario and 23% in the second scenario. Elliott believes these assumptions to be reasonable given Sandisk’s 35.5% product gross margins (which allows for 12-13% margins for its flash production component), and M-Systems’ mid-20s% aggregate gross margins, despite its lack of a fully diversified supply base or captive supply, and greater OEM exposure than Lexar.

BUSINESS VALUATION	Standalone, New Supply	Sold to Strategic with
(all figures in $mm, except per share)	Agreement	Captive Supply

Product Revenue	940	940
Current Royalty Revenue (1)	22	22

Total Revenue	962	962

Product Gross Margin	18%	23%
Product Gross Profit	169	216
Total Gross Profit	191	238

Operating Expenses
(current standalone)	125	125
Synergies / Efficiencies (2)	(6)	(18)
Total Operating Expenses	119	107

Operating Income	72	132
Other Expenses, net (3)	(3)	(3)

Pre-tax income	69	129
Net Income, fully taxed at 35%	45	84

	Equity Val	Per Share	Equity Val	Per Share
Valuation Range (P/E Multiples)	(4)	(5)	(4)	(5)
13x	683	$7.18	1,181	$12.42
15x	773	$8.13	1,348	$14.18
17x	863	$9.07	1,516	$15.94

Notes:

1.	This royalty revenue excludes any potential benefits of the pending Toshiba litigation.

2.	We believe 5% reduction in operating expenses under the standalone case is reasonable given current cost structure vs. industry; we also believe 15% synergies in sale case is conservative.

3.	Other Expenses has been adjusted to account for lower interest income, to avoid double-counting when including net cash in equity value.

4.	Equity value determined by net income multiplied by the P/E multiple plus Lexar’s current net cash ($52mm) and discounted NOL valuation, as the income above is fully taxed (for conservatism purposes). NOL balance is determined from the 2005 10K filed March 16, 2006. In the standalone case, we project usage of Lexer’s NOLs and discount the benefit back at 10% per year (discounted, after-tax value of $46mm). In the sale case, we assume a Section 382 limitation on the NOLs, project usage, and discount back the limited use at 10% per year (discounted, after-tax value of $41mm).

5.	Per share equivalent assumes 95.1 million fully-diluted shares, for acquisition purposes.
These equity valuations of $683mm — $863mm ($7.18 — $9.07, per share) under the standalone scenario and $1.2bn — $1.5bn ($12.42 — $15.94, per share) under the sale scenario, solely reflect Lexar’s business value under the two scenarios, and EXCLUDE the potentially considerable benefit of the Company’s pending litigation. In the course of our diligence, we have performed an extensive investigation into the merits of both the trade secret case and the patent infringement cases currently pending with Toshiba, including retaining intellectual property counsel. With regard to the trade secret case, liability has been found in Lexar’s favor and initial damages, prior to being vacated on certain technical evidentiary issues, were determined to be $465 million. Despite the pending appeal, we believe that ultimately there potentially exists several hundred million dollars of value associated with this case. With regard to the patent cases, it is our view that Lexar’s position is strong, as the claim construction ruling was favorable to Lexar and the relative size of the company vis-a-vis Toshiba could bode favorably in the assessment of any infringement damages. We also believe the eventual recovery in this case could prove substantial. We think it bears repeating that with a larger, better-financed parent company, Lexar would be in a far stronger position to recognize meaningful value from this litigation, potentially in excess of the business valuation of the Company.
Our view of the value of the Company’s pending litigation is presented below, both in the trade secrets case and the patent litigation cases. As each of these cases is still pending, we have presented what we believe to be conservative ranges of the potential outcomes. Despite the variability of the ranges presented, our extensive diligence gives us confidence that the recoveries could be substantial.

LITIGATION VALUATION (all figures in $mm, except per share)
Trade Secret Recovery Range	$200	$300	$400	$465	$600
Fully taxed at 35%	$130	$195	$260	$302	$390
Per Share Value (95mm fully-diluted shares)	$1.37	$2.05	$2.74	$3.18	$4.10

Patent Case Estimate Range	$300	$400	$500	$600	$700
Fully taxed at 35%	$195	$260	$325	$390	$455
Per Share Value (95mm fully-diluted shares)	$2.05	$2.74	$3.42	$4.10	$4.79

TOTAL LITIGATION VALUE	$500	$700	$900	$1,065	$1,300
Fully taxed at 35%	$325	$455	$585	$692	$845
Per Share Value (95mm fully-diluted shares)	$3.42	$4 .79	$6.15	$7 .28	$8.89

In the following summary table, we develop our view of Lexar’s overall valuation. We apply a conservative range of litigation recovery based on both the trade secrets and patent litigation cases, and add these together with the standalone and sale to strategic acquirer business valuations. We believe these valuations to be representative of Lexar’s potential value as a standalone business or its potential value to an acquirer and note that in both scenarios Lexar’s value meaningfully EXCEEDS the consideration under the Micron Transaction, currently worth only $8.31 per Lexar share. (1)

TOTAL COMPANY VALUATION (all figures in $mm, except per share)
P/E Multiple Range	13x	14x	15x	16x	17x

TOTAL EQUITY VALUE STANDALONE

Business Value	$683	$728	$773	$818	$863
Plus: After-tax Litigation Value	$325	$455	$585	$692	$845
TOTAL STANDALONE VALUE	$1,008	$1,183	$1,358	$1,510	$1,708
Per Share Value (95mm fully-diluted shares)	$10.60	$12.44	$14.28	$15.88	$17.96

TOTAL EQUITY VALUE TO STRATEGIC ACQUIRER

Business Value	$1,181	$1,264	$1,348	$1,432	$1,516
Plus: After-tax Litigation Value	$325	$455	$585	$692	$845
TOTAL VALUE TO STRATEGIC ACQUIRER	$1,506	$1,719	$1,933	$2,124	$2,361
Per Share Value (95mm fully-diluted shares)	$15.84	$18.09	$20.34	$22.34	$24.83
In the chart above, the range between $1.5bn and $2.4bn ($15.84 — $24.83, per share), which we believe to be appropriate, and which excludes any value associated with Lexar’s robust intellectual property portfolio outside its currently pending litigation, is intended to demonstrate to the Board, the public, and potential acquirers, the potential value that Lexar could offer to an acquirer. While we recognize that there necessarily must be a division of this value between acquirer and target, and that some probability factor must be assigned to the potential litigation recovery, the current division of value between Micron and Lexar is inequitable and unacceptable, in our view. Under the current Micron Transaction, only approximately $790 million of value is being shared with Lexar shareholders. (2)

As a result of this considerable discrepancy, Elliott does NOT support the Micron Transaction at the current price. We encourage other Lexar shareholders to come to the same conclusion. Moreover, we strongly believe other parties in the space should consider the meaningful value that Lexar can offer to their businesses and the extraordinarily low bar set by the current transaction in order to acquire such value. Additionally, we urge you, the Lexar Board, to fulfill your fiduciary obligations to the Lexar shareholders by giving full consideration to any Acquisition Proposal, as the term is defined in the merger agreement, presented to the Company by any third party.
Should you have any questions, feel free to call me at 212-506-2999. I am also available to any potential acquirer to discuss the assumptions in this analysis or our views regarding the significant value Lexar can provide to their businesses.
Regards,
/s/ Jesse A. Cohn
Jesse A. Cohn
About Elliott Associates, L.P.

Elliott Associates, L.P. and its sister fund,
Elliott International, L.P., have more than $5.6 billion of capital under management as of January 2006. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

(1)	Calculated as of market close on March 17, 2006, based on Micron share price of $14.77 multiplied by the exchange ratio of 0.5625 equals $8.31 in value per Lexar share.

(2)	$790 million Micron Transaction calculated as of market close on March 17, 2006, based on Micron share price of $14.77. Assumes 95.1 million fully-diluted Lexar shares and a per-share offer value of $8.31.

PROOF OF SERVICE

STATE OF CALIFORNIA	)
)ss.:
COUNTY OF LOS ANGELES	)
     I am employed in the county of Los Angeles, State of California, I am over the age of 18 and not a party to the within action; my business address is 12400 Wilshire Boulevard, Suite 920, Los Angeles, California 90025.
     On May 12, 2006, I served the document(s) described as FIRST AMENDED CONSOLIDATED CLASS ACTION COMPLAINT by placing a true copy(ies) thereof enclosed in a sealed envelope(s) addressed as follows:
SEE ATTACHED SERVICE LIST
I served the above document(s) as follows:

xx	BY MAIL. I am familiar with the firm’s practice of collection and processing correspondence for mailing. Under that practice it would be deposited with U.S. postal service on that same day with postage thereon fully prepaid at Los Angeles, California in the ordinary course of business. I am aware that on motion of the party served, service is presumed invalid if postal cancellation date or postage meter date is more than one day after date of deposit for mailing in an affidavit.

xx	BY ELECTRONIC MAIL pursuant to an agreement entered into by the parties in this action, to the following addresses:

Marc M. Umeda, Esq.	MUmeda@ruflaw.com

Co-Lead Counsel for Plaintiffs

James S. Notis, Esq.	Jnotis@gardylaw.com
Stephen J. Oddo, Esq.	Steveo@lerachlaw.com
Shaun L. Grove, Esq.	Shawng@lerachlaw.com
Michael S. Egan, Esq.	Mike.egan@securitiesclaims.com

Plaintiffs’ Executive Committee

Emmett G. Stanton, Esq.	Estanton@fenwick.com
Jennifer L. Kelly, Esq.	Jkelly@fenwick.com
Counsel for Defendants Lexar Media, Inc.,
Eric Stang, Petro Estakhri, William T. Dodds,
Robert C. Hinckley, Brian D. Jacobs, Charles Levine
and Mary Tripsas

Garrett J. Waltzer, Esq.	Gwaltzer@skadden.com

Counsel for Defendant
Micron Technology, Inc.
     I declare under penalty of perjury under the laws of the State of California that the above is true and correct.
     Executed on May 12,2006, at Los Angeles, California 90025.

LEITZA MOLINAR	/s/ LEITZA MOLINAR

Type or Print Name	Signature

SERVICE LIST

Marc M. Umeda, Esq.	Emmett G. Stanton, Esq.
Louis A. Kerkhoff, Esq.	FENWICK & WEST LLP
ROBBINS UMEDA & FINK, LLP	Silicon Valley Center
610 West Ash Street, Suite 1800	801 California St.
San Diego, CA 92101	Mountain View, CA 94041
Tel: (619) 525-3990	Tel: (650) 988-8500
Fax: (619) 525-3991	Fax: (650) 938-5200

Co-Lead Counsel for Plaintiffs	Jennifer L. Kelly, Esq.
FENWICK & WEST LLP
James S. Notis, Esq.	275 Battery Street, 15th Floor
GARDY & NOTIS, LLP	San Francisco, CA 94111
440 Sylvan Avenue, Suite 110	Tel: (415) 875-2300
Englewood Cliffs, NJ 07632	Fax: (415) 281-1350
Tel: (201) 567-7377
Fax: (201) 567-7337	Counsel for Defendants Lexar Media, Inc.,
Eric Stang, Petro Estakhri, William T.
Stephen J. Oddo, Esq.	Dodds, Robert C. Hinckley, Brian D. Jacobs,
Shaun L. Grove, Esq.	Charles Levine and Mary Tripsas
LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS	Garrett J. Waltzer, Esq.
655 West Broadway, Suite 1900	SKADDEN, ARPS, SLATE, MEAGHER
San Diego, CA 92101	& FLOM LLP
Tel: (619) 231-1058	525 University Ave., Suite 1100
Fax: (619) 231-7423	Palo Alto, CA 94301
Tel: (650) 470-4500
Michael S. Egan, Esq.	Fax: (650) 470-4570
7804 Fairview Road, Suite 158
Charlotte, NC 28226	Counsel for Defendant
Tel: (704) 367-1529	Micron Technology, Inc.
Fax: (704) 367-0328

Plaintiffs’ Executive Committee